UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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OFFICE DEPOT, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
T-S CAPITAL PARTNERS, LLC
ROBERT TELLES
CYNTHIA JAMISON
ROBERT NARDELLI
DAVID SIEGEL
JOSEPH VASSALLUZZO

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Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of four highly-qualified director nominees at the 2013 annual meeting of stockholders of Office Depot, Inc., a Delaware corporation.

On August 9, 2013, Starboard issued the following press release:

Institutional Shareholder Services (ISS) Recommends Office Depot Shareholders Vote the GOLD Proxy Card to Elect Starboard Nominees at Upcoming Annual Meeting

ISS Concludes that “Under the Current Board, as Starboard Has Demonstrated, the Company Has Persistently Underperformed, Failed at Managing a Clean CEO Search Process, and Been Unresponsive to Governance Concerns”

Starboard Has “Demonstrated a Compelling Case For Change at Office Depot’s Board is Warranted Whether Or Not the Merger with OfficeMax Closes”

Recommends Office Depot Shareholders Vote on the GOLD Proxy Card to Elect Starboard Nominees Cynthia Jamison, Jeffrey Smith and Joseph S. Vassalluzzo at Upcoming Annual Meeting

Starboard Urges All Shareholders to Vote the GOLD Proxy Card to Support the Election of All Four Starboard Nominees — Cynthia Jamison, Robert Nardelli, Jeffrey Smith and Joseph S. Vassalluzzo

NEW YORK, Aug. 9, 2013 — Starboard Value LP (together with its affiliates, “Starboard”), the largest shareholder of Office Depot, Inc. (NYSE: ODP) (“Office Depot” or the “Company”) with approximately 14.6% of the outstanding common stock of the Company, announced today that Institutional Shareholder Services (ISS), a leading independent proxy voting advisory firm, has recommended that Office Depot shareholders vote on Starboard’s GOLD proxy card to elect three of Starboard’s highly qualified nominees, Cynthia Jamison, Jeffrey Smith and Joseph S. Vassalluzzo. ISS recommended that Office Depot shareholders “DO NOT VOTE” on the Company’s white proxy card.

Starboard urges all Office Depot shareholders to follow ISS’ recommendation for change on the Office Depot Board. Vote the GOLD proxy card TODAY to elect all four of Starboard’s highly qualified nominees, Cynthia Jamison, Robert Nardelli, Jeffrey Smith and Joseph S. Vassalluzzo.

In reaching its conclusion, ISS performed a detailed analysis of both sides’ positions in the election contest and, in particular, carefully considered, among other things, the Company’s declining total shareholder return, “abysmal” operating performance, troubling 2010 CEO search process and current CEO search process, unresponsiveness to governance concerns, as well as the strong experience and qualifications of Starboard’s nominees. ISS concluded that shareholders should vote on the GOLD proxy card saying:

“Hence, Office Depot is at a critical juncture — the merger with OfficeMax, if consummated, could mark the beginning of a true turnaround for the company. However, for that turnaround to be successful, Office Depot needs the right leadership. Under the current board, as Starboard has demonstrated, the company has persistently underperformed, failed at managing a clean CEO search process, and been unresponsive to governance concerns shareholders have underscored through their low voting support for various ballot items over the past several years. For these reasons, it appears the dissidents have made a compelling case that a change at the board level is warranted.”

“As such, the board could benefit from the skill sets of Joseph Vassalluzzo, Cynthia Jamison, and Jeffrey Smith — which together offer relevant operating experience, substantial governance experience, and significant shareholder perspective.”

Excerpts from ISS’ Analysis & Recommendation

On Concluding that Change is Warranted on the Office Depot Board:

“The Company’s performance has been poor for years — both relative to peers Staples and OfficeMax and on an absolute basis.  The board’s weakness extends beyond failure to oversee improvements in shareholder value and operating performance and into fundamental governance issues like committee representation and executive compensation. Lastly, the board has been overshadowed by doubts about its ability to run an effective and truly independent CEO search, a matter still highly relevant to the company today.”

On Office Depot’s Declining Total Shareholder Return:

Looking at 3-year and 5-year total shareholder return starting in March 2010 and 2008, respectively — the 3- and 5- year periods prior to Starboard’s announcing its intention to nominate directors — affords a more balanced view.  While the returns of each of the three major office supply store competitors were negative, Office Depot experienced an even greater decline than either peer. Over the 3-year period, Office Depot lost 50.8% of value, compared to OfficeMax and Staples losing 30.9% and 39.1%, respectively, and the broader market, measured by the S&P500, gaining 42.7%. Over the 5-year period, Office Depot lost 64.1% of value, as compared to OfficeMax and Staples losing 37.1% and 31.8%, respectively, and the broader market, measured by the S&P500, gaining 34.3%.”

On the Flawed 2010 CEO Search Process and Current CEO Search Process:

“In 2010, the board thought it appropriate that Austrian serve on the CEO selection committee and, in effect, help select himself. In 2013, the board agreed to leave the CEO issue unsettled until after the deal is consummated. If shareholders regard hiring and firing the CEO as one of a board’s most important roles, they may understandably be frustrated that the ODP board, faced with a transformational transaction, does not appear to agree.”

On Confirming the Governance Problems at Office Depot Raised by Starboard:

“Starboard raises several governance concerns at Office Depot including issues related to compensation and board structure. There appears to be some merit to these concerns:

•
In 2010, ISS recommended that shareholders vote against 2 incumbent nominees, Rubin and Svider, for standing as affiliated outsiders on the Corporate Governance & Nominating and Compensation committees, respectively. In 2010, Rubin received 18.8% and Svider received 21.6% WITHHOLD votes. These directors continued to serve on said committees.

•
In 2011, ISS recommended that shareholders vote against the same 2 incumbent nominees, Rubin and Svider, for standing as affiliated outsiders on the Corporate Governance & Nominating and Compensation committees, respectively. Rubin received 30.2% and Svider received 37.1% WITHHOLD votes. The directors continued to serve on said committees.

•
In 2011, ISS recommended that shareholders vote AGAINST the company’s say-on-pay proposal due to severance and retention agreements and lack of alignment between executives’ pay and performance.  The proposal garnered only 66.8% approval.

•
In 2012, ISS recommended that shareholders vote against the same 2 incumbent nominees, Rubin and Svider, for standing as affiliated outsiders on the Corporate Governance & Nominating committee. Rubin received 21.8% and Svider received 31.6% WITHHOLD votes. The directors continued to serve on said committees (Rubin, however, resigned from the board in July 2012 when he left BC Partners).

•
In 2012, ISS supported the company’s say-on-pay proposal, but expressed a cautious view due to higher-than-median CEO pay (and a former president’s severance arrangement) given it was Austrian’s first full year as CEO.”

On Why Office Depot is Now at a Critical Juncture:

“However, when it came to deciding the terms of the deal, it appears that OfficeMax had the stronger hand: Office Depot wanted a Cash/Stock deal, OfficeMax wanted a merger-of-equals structure; Office Depot wanted to select a CEO in advance of closing the deal, OfficeMax wanted to wait until after the fact. On these two points, OfficeMax was the clear victor….As a result, shareholders are left in somewhat of a quandary. Merging with OfficeMax seems better than the alternative of standing-‐alone, which has yielded abysmal results. There is clear synergy value, and, with greater scale, perhaps the 2 companies, together, can compete more effectively with the likes of Staples. On the other hand, shareholders don’t know the details of the combined company —  what is the strategy, where is the corporate headquarters, and, most importantly, who will be in charge?”

“The merger with OfficeMax, if consummated, will mark the beginning of a new era for the company. It will not erase a past which, according to one independent analyst at BB&T, was filled with ‘strategic and financial blunders...including frequent earnings misses and continued financial underperformance to Staples and OfficeMax; multiple earnings restatements, numerous allegations of overcharging in the government delivery business; and a Regulation FD Violation.’”

“The past also includes an allegedly flawed CEO search process in 2010, and the previously—-noted governance concerns related to compensation and board structure which shareholders, via their votes, repeatedly aired to a seemingly unresponsive board.”

On the Strong Qualifications of the Starboard Nominees ISS is Supporting:

Joseph S. Vassalluzzo

“Joseph Vassalluzzo, having held senior positions at Staples from 1989-2005, could bring significant experience and insight to the board.  While at Staples, he had worldwide responsibility for all of Staples’ real estate activities, including the development and management of all retail stores, distribution, office and warehouse centers, all engineering, construction and design activities, and facilities management. Vassalluzzo was also responsible for the legal department’s activities and negotiated the majority of Staples M&A transactions.

In addition, Vassalluzzo also has significant public board experience, having served on the iParty board until its sale in 2013, and currently serves on the Federal Realty Investment Trust and LifeTime Fitness boards. Throughout his tenure on the Federal Realty Investment Trust and LifeTime Fitness boards, those companies have seen significant growth and share price appreciation.”

Cynthia Jamison

Cynthia Jamison has excellent operating experience, having served as CFO at COSI and ISCO throughout their turnarounds, and substantial board experience, including serving on the Tractor Supply Company and B&G Foods boards since 2002 and 2004, respectively. At Tractor Supply, Jamison is Lead Director, chairs the Governance Committee, and serves on the Audit. She also helped oversee a CEO succession in 2012. At B&G Foods, she chairs the Audit Committee. Given the governance concerns at Office Depot, Jamison’s board experience appears highly relevant.”

Jeffrey C. Smith

“As co-founder and CEO of Starboard, which owns nearly 15% of shares, Jeffrey Smith would add significant shareholder perspective to the board. Smith also has extensive public company board experience, including current service on the boards of Regis Corporation and Quantum Corporation. Starboard has publicly promoted several potentially value-creating ideas for Office Depot, and has also publicly supported the merger with OfficeMax, which suggests that as a director not only would he would work to help set that combined company on a path to success, but that he would also continue to push for improvements in the company’s operating performance, whether or not the OfficeMax merger ultimately receives regulatory clearance to close.”

Jeffrey C. Smith, Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard Value, stated, “ISS’ strong showing of support for our nominees provides significant validation that changes to the composition of the Board of Office Depot are required at this critical juncture. If elected, Cynthia Jamison, Robert Nardelli, Joe Vassalluzzo and I are firmly committed to working seamlessly and constructively with the full Board and within the parameters of the ongoing Merger integration process so that the implementation of the OfficeMax Merger can be as successful as possible.  If for any reason the OfficeMax Merger is not completed, we will work constructively with the other Board members to achieve the best possible success for Office Depot as a stand-alone company, while representing the best interests of all shareholders.”

Concluded Smith, “We greatly appreciate the strong support from ISS for the election of three of Starboard’s nominees on the GOLD proxy card. We urge all of our fellow shareholders to vote their GOLD proxy card today to elect our highly-qualified director nominees to the Board of Office Depot.”

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:

Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

If you have any questions, require assistance with submitting your GOLD proxy card or need additional copies of the proxy materials, please contact:

Okapi Partners
Bruce H. Goldfarb / Patrick McHugh
(212) 297-0720
(877) 869-0171 (toll-free)